EXHIBIT "A"




                                 PLAN OF MERGER

                                     merging

              Cadence Communications, Inc., a Delaware corporation

                                      with

              Easy Living Investments, Inc., a Wyoming corporation



         1. Parties to the Merger; Effective Date. Pursuant to the provisions of the Wyoming Statutes, Cadence Communications, Inc. ("CCI"), a Delaware corporation shall be merged with and into Easy Living Investments, Inc. ("ELII"), a Wyoming corporation. Cadence Communications, Inc. shall be the surviving corporation. The merger ("Merger") shall become effective at such time (the "Effective Time") on the date (the "Effective Date") that articles of merger are filed with the Secretary of State of Wyoming.

         2. Closing. The closing of the merger contemplated by this agreement shall take place on or before August 27, 2001 at the offices of Maddox Koeller Hargett & Caruso, 7351 Shadeland Station Way, Suite 190, Indianapolis, Indiana 46256, or at such other date and place as the parties may mutually agree. The actual date of such closing is referred to herein as the "Closing." At the Closing, CCI shall deliver 26 stock certificates, evidencing a total of 200,000 shares of its common stock, $.0001 par value, registered in the names of the current ELII shareholders to the current President of ELII for delivery to the shareholders. The CII issuance to the ELII shareholders will be on a 1 for
2.6666 basis of the current issued and outstanding shares of ELII. Such new issuance of shares by CII shall be registered under a Securities and Exchange Commission Registration Form appropriate to obtain free-trading status for said shares.

         2A. Effect of the Merger. From and after the Effective Time, (i) CII shall continue its corporate existence as a Delaware corporation and the separate existence of ELII shall cease; (ii) the corporate charter/articles of incorporation and bylaws of CII in effect immediately prior the Effective Time shall continue to be its charter/articles of incorporation and bylaws until amended or repealed in a manner provided by law; (iii) each of the directors and officers of CII in office immediately prior to the Effective Time shall remain the directors and officers of the Company, if they have not resigned as of the Effective Time, until their respective successors are duly elected or appointed.

         3. Representations of ELII. ELII hereby represents and warrants to CII that:

         3.1 Due Incorporation, etc. ELII is duly incorporated, validly existing and in good standing under the laws of Wyoming and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance by ELII hereof will constitute a breach of or default under the governing instruments of ELII or any agreement, instrument, indenture, judgment or decree to which ELII is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by ELII for its performance hereunder will have been obtained. ELII has filed a Form 10SB - 12G with the Securities and Exchange Commission and has been deemed effectively compliant under the Exchange Act of 1934 as amended since 2000. ELII is current in all filings with regulatory authorities, including, but not limited to, federal tax returns and appropriate SEC requirements.

         3.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by ELII and, assuming the due authorization, execution and delivery by CII, this agreement constitutes the valid, legal and binding obligation of ELII, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         3.3 Title to the Shares. At Closing, ELII shall deliver the shares of its common stock, with legal and valid title thereto, free and clear of all liens, charges, pledges, claims and encumbrances of any kind or nature whatsoever, other than those created by this agreement.

         3.4 Board Approval. The Board of Directors of ELII has duly approved the merger contemplated by this agreement.

         3.5 Full Disclosure. No representation or warranty made by ELII in this agreement and no certificate or document furnished or to be furnished to CII pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4. Representations of CII. CII represents and warrants to ELII that:

         4.1 Due Incorporation, etc. CII is duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this agreement and to perform the obligations to be performed by it hereunder. Neither the execution nor delivery of this agreement nor the performance hereof will constitute a breach of or default under the governing instruments of the Company or any agreement, instrument, indenture, judgment or decree to which CII is a party or by which it is bound. Prior to the Closing, all consents and approvals, if any, required to be obtained by CII for its performance hereunder will have been obtained.

         4.2 Due Execution, Validity and Effect. This agreement has been duly authorized, executed and delivered by CII and, assuming the due authorization, execution and delivery by ELII, this agreement constitutes the valid, legal and binding obligation of CII, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally.

         4.3 Full Disclosure. No representation or warranty made by CII in this agreement and no certificate or document furnished or to be furnished to ELII pursuant to this agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.4 Board Approval. The Board of Directors of CII has duly approved the merger contemplated by this agreement.

         5. Not applicable.

         6. Certain Fees.

         Neither party has incurred any liability for any brokers' or finders' fees or commissions in connection with the merger contemplated by this Agreement for which the other party is or would be liable. Each of the parties agree to indemnify and hold harmless the other from and against any commission, fee or claim of any person employed or retained by it to bring about the merger contemplated hereby or to represent it in connection therewith.

         7. Not applicable.

         8. Conditions to Obligations of the Parties. All obligations of the parties under this agreement are subject to the fulfillment or satisfaction, prior to or at Closing, of each of the following conditions precedent (all of which may be waived):

         (a) each of the representations and warranties of the parties herein being true and correct in all material respects on the date hereof and as of the Closing, and each of the parties having performed or complied with all agreements and covenants contained in this agreement to be performed or complied with by it or either of them, as the case may be, prior to or at the Closing;

         (b) neither ELII nor CII being precluded by an order or preliminary or permanent injunction of a court of competent jurisdiction from consummating the merger pursuant to this agreement (each party agreeing to use its reasonable best efforts to have any such injunction lifted); and

         (c) there not having been any statute, rule or regulation enacted or promulgated by any government body or agency after the date hereof which is applicable to the merger pursuant to this agreement which would render the consummation of the merger illegal.

         9. Survival of Representations, etc. All representations, warranties and agreements made herein shall survive any investigation made by ELII and CII and shall survive the Closing.

         10.      Termination.  This agreement may be terminated:

         (a)      on the date specified in a writing executed by ELII and CII;

         (b) by ELII, upon written notice to CII, if any representation or warranty made in this agreement by CII shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect thereafter, or if CII shall fail to perform or observe any material covenant or agreement made by it in this agreement; or

         (c) by CII, upon written notice to ELII, if any representation or warranty made in this agreement by ELII shall have been false or incorrect in any material respect when made or shall have become false or incorrect in any material respect hereafter, or if ELII shall fail to perform or observe any material covenant or agreement made by it in this agreement.

         11.      Miscellaneous.

         11.1 Binding Effect; Assignment. This agreement shall inure to the benefit of and be binding upon the parties hereto, their respective legal representatives and successors. This agreement may not be assigned.

         11.2 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

         11.3 Entire Agreement; Absence of Representation. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior arrangements, understandings, and agreements, oral or written, between the parties hereto with respect to the subject matter hereof. ELII and each of the its' shareholders hereby acknowledges that in acquiring the securities in the merger hereunder, it and each of them has relied only upon the representations and warranties expressly made in this agreement and that no other statements, representations or warranties, oral or written, expressed or implied, have been made or relied upon in connection with such acquisitions or as an inducement therefore.

         11.4 Execution in Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

         11.5 Notices. All notices, requests, permissions, waivers and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telegram, telex, facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at the following respective addresses or to such other addresses as any party hereto shall specify in a notice to the other parties hereto in accordance with the terms hereof:

  If to ELII:        Attention:        Daniel L. Hodges

                                       Easy Living Investments, Inc.

                                       11601 E. Lusitano Place

                                       Tucson, Arizona 85748

                                       Facsimile Transmission:   (520) 731-9892



  If to CII:         Attention:        Joe Newman

                                       9421 Holliday Drive

                                       Indianapolis, IN 46260

                                       Facsimile Transmission:   (317) 844-7503



  With a copy (not constituting notice) to:  Robert M. Koeller

                                        Maddox Koeller Hargett & Caruso

                                        7351 Shadeland Station Way, Suite 190

                                        Indianapolis, Indiana 46256

                                        Facsimile Transmission:   (317) 598-2050



         11.6 Amendments and Waivers. This agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. ELII may, by an instrument in writing, waive compliance by CII with any term or provision of this agreement on the part of any of them to be performed or complied with. CII may, by an instrument in writing, waive compliance by ELII with any term or provision of this agreement on the part of ELII to be performed or complied with. Any waiver of a breach of any term or provision of this agreement shall not be construed as a waiver of any subsequent breach.

         11.7.1 Headings; Severability. The headings contained in this agreement are for convenience of reference only and shall not affect the interpretation or construction hereof. Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this agreement or affecting the validity or enforceability of any of the terms or provisions of this agreement in any other jurisdiction. If any provision of this agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as in enforceable.

         11.7.2 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of Wyoming applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws.



         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this ___ day of June, 2001.





                                                   EASY LIVING INVESTMENTS, INC.



                                                   By:
                                                      -------------------------

                                                              President





                                                   CADENCE COMMUNICATIONS, INC.



                                                   By:
                                                      -------------------------

                                                               President